Exhibit 23(a)

INDEPENDENT AUDITORS’ CONSENT

               We consent to the incorporation by reference in this Registration Statement of Optimark Holdings, Inc. on Form S-8 of our report dated April 11, 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to Optimark Holdings, Inc.’s change in its method of accounting for costs of computer software developed or obtained for internal use, and its ability to continue as a going concern), appearing in the Annual Report on Form 10-K, as amended, of Optimark Holdings, Inc. for the year ended December 31, 2000 and our report dated March 17, 2000 (April 19, 2000 as to Note 18 and August 14, 2000 as to Note 19 and which report expresses an unqualified opinion and includes explanatory paragraphs relating to Optimark Holdings, Inc.’s change in its method of accounting for costs of computer software developed or obtained for internal use, its ability to continue as a going concern and its restatement of its financial statements), appearing in the Registration Statement No. 000-30527 on Form 10/A-3 for the year ended December 31, 1999.

/s/ DELOITTE & TOUCHE LLP

New York, New York
November 13, 2001